PRESIDENTIAL ASSOCIATES I LIMITED PARTNERSHIP
                           7 Bulfinch Place, Suite 500
                                  P.O. Box 9507
                           Boston, Massachusetts 02114

                                  June 21, 2006

Dear Limited Partner:

      It has come to our attention that in addition to the offer by MPF-NY 2006 LLC, and MPF Senior Note Program I, LP (collectively "MPF") to purchase units of limited partnership interest in Presidential Associates I Limited Partnership (the "Partnership") for a purchase price of $10,000 per unit, a second offer has been made by Equity Resource Essex Fund LLC ("Equity Resource") to acquire units in the Partnership pursuant to an offer to purchase up to 11 units of limited partnership interest (the "Units") in the Partnership at a purchase price of $11,000 per Unit. Equity Resource's offer is being made pursuant to the terms and conditions of an Offer to Purchase dated June 19, 2006, and the related Agreement of Sale and Assignment (together, the "Equity Offer"). Pursuant to the rules of the Securities and Exchange Commission, the Partnership is required to make a recommendation whether you should accept or reject the tender, or whether the Partnership is remaining neutral.

      As stated in our June 19, 2006 letter relating to the offer made by MPF, the general partner of the Partnership has been advised by the general partner of Presidential Towers Ltd. (the "Operating Partnership"), the entity in which the Partnership owns a 19.99% interest, that it believes that based on current real estate values in the Chicago, Illinois market, the estimated value of the property owned by the Operating Partnership (the "Property") is substantially greater than the Equity Resource Offer estimate. It should be noted, however, that the Partnership does not control the Operating Partnership nor does it have the ability to cause the Property to be sold or refinanced or have any say in how the Property is operated. However, the Partnership has been advised by the general partner of the Operating Partnership that they are currently in discussions to either market the Property for sale or seek a refinancing or restructuring of the existing loan. The Partnership cannot anticipate the timing of a potential sale, refinancing or restructuring of the Property or provide any assurances that the resulting proceeds of such transactions would yield a per unit distribution in excess of Equity Resource's purchase price.

      Based on the foregoing, as with MPF's offer, the Partnership recommends against accepting the Equity Resource Offer as it believes that the per Unit amount ultimately realized will be substantially in excess of the price being offered by Equity Resource. However, for those of you desiring present liquidity, the Equity Resource Offer provides such liquidity and at a price greater than that being offered by MPF.

      We urge you to consult with your tax advisor prior to making a decision whether to tender in either the Equity Resource or MPF Offer as the sale of Units may have adverse tax consequences to you.

      If you have any questions, please contact Erica Cassesso or Beverly Bergman at 617-570-4621 or 617-570-4607, respectively.

                                   Sincerely,

                                   PRESIDENTIAL ASSOCIATES I LIMITED PARTNERSHIP